EXHIBIT 8.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Cosan S.A. Indústria e Comércio	Brazil

Cosan Operadora Portuária S.A.	Brazil

Administração de Participações Aguassanta Ltda.	Brazil

Agrícola Ponte Alta S.A.	Brazil

Cosan Distribuidora de Combustíveis Ltda.	Brazil

Cosan S.A. Bioenergia	Brazil

Barra Bioenergia S.A.	Brazil

Cosan International Universal Corporation	British Virgin Islands

Cosan Finance Limited	Cayman Islands

Da Barra Alimentos S.A.	Brazil

Bonfim Nova Tamoio – BNT Agrícola Ltda.	Brazil

Cosan S.A. Açúcar e Álcool	Brazil

Grançucar S.A. Refinadora de Açúcar	Brazil

Cosan Centroeste S.A. Açúcar e Álcool	Brazil

Benálcool S.A. Açúcar e Álcool	Brazil

Vertical UK LLP	British Virgin Islands

Cosanpar Participações Ltda.	Brazil

Cosan Combustíveis e Lubrificantes S.A.	Brazil

Radar Propriedades Agrícolas S.A.	Brazil

Águas da Ponte Alta S.A.	Brazil

Vale da Ponta Alta S.A.	Brazil

Barrapar Participações S.A.	Brazil

Unimodal Ltda.	Brazil

Aliança Industria e Comercio de Açúcar e Álcool Ltda	Brazil

Bio Investments Negócios e Participações S.A.	Brazil

Agrobio Investimentos e Participações S.A.	Brazil

Proud Participações S.A.	Brazil

Executive Participações Ltda	Brazil

Iputi Empreendimentos e Participações Ltda	Brazil

Blueway Trading Importadora e Exportadora Ltda	Brazil

CCL Finance Limited	Cayman Islands

Cosan Alimentos S.A.	Brazil

Curupay S.A. Agroenergia	Brazil

Nova América S.A. Industrial Caarapó	Brazil

Cosan Paraguaçu S.A.	Brazil

Cosan Energia S.A.	Brazil

Copsapar Participações S.A.	Brazil

Novo Rumo Logística S.A.	Brazil

Rumo Logística S.A.	Brazil

Teaçu Armazéns Gerais S.A.	Brazil

TEAS Terminal Exportador de Álcool de Santos S.A.	Brazil

Cosan Biotecnologia Ltda	Brazil

Terras da Ponte Alta S.A.	Brazil

Nova Agrícola Ponte Alta S.A.	Brazil

Anniston Pte. Ltd	Singapore

Commonwealth Carriers S.A.	British Virgin Islands

Island S Management Corp	British Virgin Islands